Exhibit 99(a)(1)(Q)

[Form of Confirmation of Receipt of Election Form]

From: StockAdministration@ea.com

Sent: Date, Time

To: EA Employee

Subject: EA Stock Option Exchange Election Confirmation

This is your election confirmation for the “EA Stock Option Exchange” program.

Please carefully review the following information. If it is not accurate, you should immediately notify the Stock Administration Department at OptionExchange@EA.com.

You have made the following election;
Grant #	Grant Date	Price (USD)	Outstanding Options	Vested Options[1]	Unvested Options[2]	Exchange Ratio[3]	# of Restricted Stock Units To Receive[4]	Restricted Stock Units Vesting Period[5]	Election
xxxxx	xxxxx	xxxxx	xxxxx	xxxxx	xxxxx	xxxxx	xxxxx	xxxxx	Accepted

1	Represents the number of shares that are vested and unexercised.
2	Represents the number of shares that are unvested.
3	The ratio of eligible option shares to be canceled to restricted stock units to be granted. (E.g., with a 4:1 ratio, you will receive one (1) restricted stock unit for every four (4) option shares surrendered.)
4	The number of restricted stock units that would be granted in exchange for an eligible option grant.
5	The percent of restricted stock units to vest is as follows: 1 Year = 100%. 2 Years = 50% per year. 3 Years = 33.33% per year.

You may change your election for any stock option grant until November 18, 2009.

To view or change your election, or print or save a copy of your Election Form or

Withdrawal Form (as applicable), visit the EA Stock Option Exchange website.